Exhibit 99.1

Canterbury Park Holding Corporation Reports 2012 Financial Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--March 26, 2013--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced financial results for its fourth quarter and year ended December 31, 2012.

Results for the Quarter Ended December 31, 2012

The Company’s net revenues in the fourth quarter were $10.1 million, up 4.2% from revenues of $9.7 million during the same period in 2011. Fourth quarter net income was $448,362, or $.11 per share, in 2012 as compared to fourth quarter net income of $305,036, or $.07 per share in 2011.

Results for the Year Ended December 31, 2012

The Company’s net revenues in 2012 were $45.5 million compared to 2011 net revenues of $40.6 million. The Company achieved this 12.0% revenue increase from increases in our three operating segments: Card Casino revenues increased 11.2%, pari-mutuel revenues increased 6.9%, and concession revenues increased 19.0% when compared to 2011. Although these increases were primarily attributable to the state government imposed shutdown of the Company’s operations for 20 days in July of 2011, our improved revenues reflect two additional factors: first, our ability to capitalize on law changes in May 2012 that enabled us to grow our Card Casino business; and second, our highly successful 2012 live meet that stemmed from purse supplements from the Cooperative Marketing Agreement that was signed with the Shakopee Mdewakanton Sioux Community in June 2012.

Operating expenses in 2012 were $43.5 million compared to $39.5 million in 2011. This $4.0 million increase in operating expenses was also primarily attributable to the shutdown of the Company’s operations for 20 days in 2011. However, this 10.0% increase is also attributable to greater expenses incurred in 2012 to support our 12.0% increase in net revenue.

As a result, the Company’s 2012 net income was $1,016,364, and $.24 per diluted share, compared to net income of $397,667 in 2011 and $.10 per diluted share.

Additional Information

Further financial results for the fourth quarter and year ended December 31, 2012 are presented in the accompanying table, and additional information will be provided in the Company’s Form 10-K Report that will be filed on March 29, 2013 with the Securities and Exchange Commission.

Management Comments

“We are pleased with our results for both the fourth quarter and year ended December 31, 2012,” commented Randy Sampson, Canterbury Park’s President and Chief Executive Officer. “They reflect in part a rebound from the adverse impact of the shutdown in our operations for 20 days in 2011 during the heart of our racing season due to a state government funding impasse. More importantly, however, our results provide solid evidence of the revenue improvement we expect to achieve by leveraging opportunities from business developments that occurred beginning in May 2012.”

Mr. Sampson continued: “As a result of legislation passed by the state legislature in May 2012, we were able to increase the number of tables in our Card Casino, increase our poker betting limits, and increase the number of our poker tournaments. These changes fueled greater Card Casino revenues for the remainder of the year. Second, thanks to the increased purses we were able to offer due to the Cooperative Marketing Agreement we signed with the Shakopee Mdewakanton Sioux Community last June, we were able to offer much improved racing during our 2012 live meet, which was highlighted by the first ever running of the $150,000 Mystic Lake Derby. The improved quality of racing combined with additional marketing supported by funds from the Cooperative Marketing Agreement was reflected in fan enthusiasm during our 2012 live race meet as we achieved record average attendance of 6,595 per day and a 12.9% increase in average daily wagering on our live races as compared to 2011.”

Mr. Sampson added: “Our improved 2012 financial results are reflected in our EBITDA for 2012 which increased from $2.9 million in 2011 to $3.7 million in 2012. As a percentage of net revenues, this represented an increase from 7.2% in 2011 to 8.2% in 2012."

Mr. Sampson concluded: “While it will take several years to fully capitalize on all the opportunities provided by the May 2012 legislation and our Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community, our 2012 results indicate that the Company now has the foundation in place to secure a long-term future for both Canterbury Park and the Minnesota horse racing industry.”

Annual Shareholders Meeting

The Company also announced that its 2013 Annual Meeting of Shareholders will be held on Thursday, May 30, 2013 at 4:00 pm, at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting is Thursday, April 4, 2012.

Use of Non-GAAP Financial Measures

To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2013 live race meet begins on May 17th and ends September 14th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered in the Card Casino, competition from other venues offering unbanked card games or other forms of wagering, competition from other sports and entertainment options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes; the general health of the gaming sector; and other factors that are beyond our ability to control or predict.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS

	(Unaudited)	(Unaudited)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011

Net Operating Revenues	$10,100,168	$9,695,334	$45,460,647	$40,586,426

Operating Expenses	($9,238,582)	($8,960,416)	($43,500,873)	($39,539,525)

Income from Operations	$861,586	$734,918	$1,959,774	$1,046,901

Non-Operating Revenues, net	$2,067	$2,689	$6,702	$5,848

Income Tax Expense	($415,291)	($432,571)	($950,112)	($655,082)

Net Income	$448,362	$305,036	$1,016,364	$397,667

Basic Net Income Per Common Share	$0.11	$0.07	$0.25	$0.10

Diluted Net Income Per Common Share	$0.11	$0.07	$0.24	$0.10

RECONCILIATION OF NET INCOME TO EBITDA

	(Unaudited)
	Year Ended	Year Ended
	Dec. 31,	Dec. 31,
	2012	2011

Net income	$1,016,364	$397,667

Interest income, net of interest expense	(6,702)	(5,848)

Income tax expense	950,112	655,082

Depreciation	1,772,760	1,894,277

EBITDA	$3,732,534	$2,941,178

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223